EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hudson City Bancorp, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-95193 on Form S-8 of Hudson City Bancorp, Inc. of our report dated June 14, 2004, relating to the financial statements of the Profit Incentive Bonus Plan of Hudson City Savings Bank as of December 31, 2003 and 2002, and for the year ended December 31, 2003, and supplemental schedules of assets held for investment purposes at end of year as of December 31, 2003 and reportable transactions for the year ended December 31, 2003, which report appears in the Annual Report on Form 11-K of the Profit Incentive Bonus Plan of Hudson City Savings Bank.

KPMG LLP

Short Hills, New Jersey
June 28, 2004